Exhibit 99.1
NEWS RELEASE
COEUR TO DELIST FROM AUSTRALIAN STOCK EXCHANGE (ASX)
COEUR D’ALENE, Idaho — September 14, 2010 — Coeur d’Alene Mines Corporation (NYSE:CDE; TSX:CDM; ASX:CXC) today announced details of its proposed delisting from the official list of ASX Limited (ASX) effective from the close of market on December 14, 2010.
Coeur’s common shares are currently listed for trading on the New York Stock Exchange (NYSE) and the Toronto Stock Exchange (TSX). Additionally, Coeur’s CHESS Depositary Interests (CDI’s) are traded on the Australian Securities Exchange (ASX) under the code CXC. CHESS is the electronic settlement system used in Australia.
Coeur was admitted to the official list of the ASX on December 12, 2007. Today, Coeur’s number of CDIs quoted on the ASX represents only approximately 4.95% of the total number of outstanding Coeur common shares. Coeur’s decision to delist is due to the low level of CDIs now quoted on the ASX compared to Coeur’s current issued share capital and the low level of trading on the ASX compared to the NYSE and TSX. Coeur has formed the view that sustaining the administrative costs of an ASX listing, including the higher level of regulatory compliance costs associated with multiple listings, is not justifiable.
Delisting Process
Coeur will send CDI holders a letter providing details of the delisting process which will outline:
•	the continuation of each CDI holder’s existing rights to sell their CDIs until trading of the CDIs is suspended (on 7 December 2010) or convert their CDIs into underlying Coeur common shares until the end of the voluntary Share Sale Facility (17 February 2011);

•	the Share Sale Facility that will be established by Coeur and managed by a broker to enable Australian registered CDI holders to sell their CDIs for a period of approximately 2 months following the date of Coeur’s removal from the official list of the ASX; and

•	the arrangements in relation to the remaining shares underlying the CDIs after the Share Sale Facility closes.
For Additional Information:
Investors
Australia Investor Relations
John Blue or Stephen Peterson, (+61) (0) 2 824 94543
Director of Investor Relations
Deborah Schubert, (+1) (208) 665-0332

Media
Director of Corporate Communications
Tony Ebersole, (+1) (208) 665-0777
About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a growing gold producer. Coeur is also a recognized leader in environmental stewardship and worker safety, with 13 national and international awards earned over the past year. The Company’s three new long-life mines include the San Bartolomé silver mine in Bolivia which began operations in 2008, the Palmarejo silver/gold mine in Mexico, which began operations in 2009, and the Kensington gold mine in Alaska, which began production in June of this year. The Company also owns underground mines in Argentina and one surface mine in Nevada, and owns a non-operating interest in a low-cost mine in Australia. The Company conducts exploration activities in Alaska, Argentina and Mexico. Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, and the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.
Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.